                                                                      Exhibit 99.1

Investors:          Betsy Brod
        Brod Brod
        (212) 750-5800

FORMER CHAIRMAN AND CHIEF EXECUTIVE OF TOSHIBA AMERICA
JOINS MILLENNIUM CELL BOARD OF DIRECTORS

Eatontown, NJ—July 5, 2006 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology, today announced that Mr. Hideo Ito, 62, has been appointed to serve on Millennium Cell’s Board of Directors until its next annual shareholders meeting in 2007.  Mr. Ito replaces Mr. John Wallace who resigned from the Board.

Mr. Ito is currently serving as the Statutory Auditor of Toshiba Ceramics Co., Ltd. He began his career with Toshiba in 1969 and has served in various corporate, manufacturing and marketing functions within Toshiba and its affiliates around the world, including Chairman and CEO of Toshiba America Electronic Components, Inc.

"Hideo is a valuable addition to our Board of Directors. His vast knowledge of the consumer electronics markets as well as the breadth of his corporate experience in Asia and the Americas will no doubt help advance the Company’s interests in our target markets. We look forward to his active participation in guiding the Company’s future strategic activities," stated H. David Ramm, Chief Executive Officer.

About Millennium Cell

Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit www.millenniumcell.com.

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